EXHIBIT 12.1

                       METALS USA, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIOS)

                                           THREE MONTHS ENDED
                                               MARCH 31,                      YEARS ENDED DECEMBER 31,
                                          --------------------  -----------------------------------------------------
                                            1998       1997       1997       1996       1995       1994       1993
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL CONSOLIDATED
Earnings:
     Income before income taxes.........  $    12.1  $     1.4  $    17.8  $     9.9  $    13.7  $    13.4  $     9.9
     Fixed charges......................        5.4         .4        6.1        2.1        3.0        2.3        2.2
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          $    17.5  $     1.8  $    23.9  $    12.0  $    16.7  $    15.7  $    12.1
                                          =========  =========  =========  =========  =========  =========  =========
Fixed Charges:
     Interest expense, net of amounts
       capitalized......................  $     4.8  $      .4  $     5.0  $     1.8  $     2.4  $     1.8  $     2.0
     Portion of rental cost representing
       interest.........................         .6     --            1.1         .3         .6         .5         .2
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          $     5.4  $      .4  $     6.1  $     2.1  $     3.0  $     2.3  $     2.2
                                          =========  =========  =========  =========  =========  =========  =========
Ratio of earnings to fixed charges......        3.2x       4.5x       3.9x       5.7x       5.6x       6.8x       5.5x
                                          =========  =========  =========  =========  =========  =========  =========
PRO FORMA:
Earnings:
     Income before income taxes.........  $    22.8             $    60.3
     Fixed charges......................       10.5                  38.2
                                          ---------             ---------
                                          $    33.3             $    98.5
                                          =========             =========
Fixed Charges:
     Interest expense, net of amounts
       capitalized......................  $     9.3             $    33.5
     Portion of rental cost representing
       interest.........................        1.2                   4.7
                                          ---------             ---------
                                          $    10.5             $    38.2
                                          =========             =========
Ratio of earnings to fixed charges......        3.2x                  2.6x
                                          =========             =========